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                                                               EXHIBIT 3.5

                         CERTIFICATE OF AMENDMENT

                                    OF

            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                    OF

                           MULTEX SYSTEMS, INC.

                  PURSUANT TO SECTION 242 OF THE GENERAL

                 CORPORATION LAW OF THE STATE OF DELAWARE

                               ----------------

  Multex Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

    FIRST: That Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, stating the total number of shares the Corporation is authorized to issue, is hereby amended to include the following paragraph:

      Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each currently outstanding share of Common Stock of the Corporation shall be consolidated and combined into one-third ( 1/3) of a share of Common Stock. No fractional shares of Common Stock shall be issued upon such reverse stock split; any fractional shares that would otherwise result as to any holder shall be rounded up to the nearest whole share.

    SECOND: That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Isaak Karaev, its President, Chief Executive Officer and Chairman of the
Board of Directors, this    th day of           , 1998.

                                          By: ____________________________

                                            Isaak Karaev, President and

                                              Chief Executive Officer

ATTEST:

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  Philip Callaghan, Secretary